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                                 UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549
                            ------------------------

                                SCHEDULE 13E-3/A
                        RULE 13E-3 TRANSACTION STATEMENT
       (PURSUANT TO SECTION 13(e) OF THE SECURITIES EXCHANGE ACT OF 1934)

                                FINAL AMENDMENT


                          NIHON AMWAY KABUSHIKI KAISHA
                 (Exact name of Issuer as Specified in Charter)

                              AMWAY JAPAN LIMITED
                   (Translation of Issuer's Name in English)

                                N.A.J. CO., LTD.
                              ALAP HOLD CO., LTD.
                              AMWAY JAPAN LIMITED
                             RICHARD M. DEVOS, JR.
                              STEPHEN A. VAN ANDEL
                      (Names of Persons Filing Statement)

                           COMMON STOCK, NO PAR VALUE

      AMERICAN DEPOSITARY SHARES, EACH REPRESENTING ONE-HALF OF ONE SHARE
           OF COMMON STOCK, EVIDENCED BY AMERICAN DEPOSITARY RECEIPTS
                         (Title of Class of Securities)

                                 03 234 J 10 0
                             (CUSIP Number of ADSs)
                            ------------------------

                             CRAIG N. MEURLIN, ESQ.
                   SENIOR VICE PRESIDENT AND GENERAL COUNSEL
                               AMWAY CORPORATION
                            7575 FULTON STREET EAST
                              ADA, MICHIGAN 49355
                                 (616) 787-6000
      (Name, Address and Telephone Number of Person Authorized to Receive
      Notices and Communications on Behalf of Person(s) Filing Statement)

                                    COPY TO:
                            THOMAS C. DANIELS, ESQ.
                           JONES, DAY, REAVIS & POGUE
                                  NORTH POINT
                              901 LAKESIDE AVENUE
                             CLEVELAND, OHIO 44114
                                 (216) 586-3939
                            ------------------------

    This statement is filed in connection with (check the appropriate box):

a. [ ] The filing of solicitation materials or an information statement subject to Regulation 14A, Regulation 14C or Rule 13e-3(c) [sec. 240.13e-3(c)] under the Securities Exchange Act of 1934.

b. [ ] The filing of a registration statement under the Securities Act of 1933.

c. [X] A tender offer.

d. [ ] None of the above.

     Check the following box if the soliciting materials or information statement referred to in checking box (a) are preliminary copies: [ ]
                            ------------------------

                           CALCULATION OF FILING FEE

------------------------------------------------------------------------------------------------------------
------------------------------------------------------------------------------------------------------------
                TRANSACTION VALUATION                                  AMOUNT OF FILING FEE
------------------------------------------------------------------------------------------------------------
                   $486,477,721.00                                          $97,294.00

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[X] Check box if any part of the fee is offset as provided by Rule 0-11(a)(2)
    and identify the filing with which the offsetting fee was previously paid. Identify the previous filing by registration statement number, or the form or schedule and the date of its filing.

AMOUNT PREVIOUSLY PAID: $97,294.00     FILING PARTY: N.A.J., CO. LTD.

FORM OR REGISTRATION NO: SCHEDULE
  14D-1                                DATE FILED: NOVEMBER 18, 1999


                               Page 1 of 9 Pages

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


     This Final Amendment to the Rule 13e-3 Transaction Statement on Schedule 13E-3 (this "Final Amendment") relates to a tender offer conducted by N.A.J. Co., Ltd., a joint stock corporation organized under the laws of Japan ("NAJ"), to purchase all outstanding shares of the Common Stock, no par value (the "Common Stock"), and American Depositary Shares, each representing one-half of one share of Common Stock (the "ADSs"), that are beneficially owned by shareholders of Amway Japan Limited, a joint stock corporation organized under the laws of Japan (the "Company"). The Offer (as defined herein) commenced on November 18, 1999. The purchase price for each share of Common Stock was Y1,490, in cash (the "Common Stock Purchase Price"), less any U.S. backup withholding and Japanese taxes that were required to be withheld. The purchase price for each ADS was Y745, in cash (the "ADS Purchase Price"), less any U.S. backup withholding and Japanese taxes that were required to be withheld. The ADS Purchase Price was equal to one-half of the Common Stock Purchase Price (because each ADS represents one-half of one share of Common Stock). The ADS Purchase Price was payable in and converted into U.S. dollars using the noon buying rate in New York City for cable transfers of yen announced for customs purposes by the Federal Reserve Bank of New York on the date of settlement of the Offer in Japan, December 22, 1999 (the "Common Stock Settlement Date"). The ADSs are evidenced by American Depositary Receipts. The Offer was made to each holder of Common Stock and ADSs and subject to the conditions set forth in the Offer to Purchase, dated November 18, 1999 (the "Offer to Purchase"), of NAJ, and in the related Letter of Transmittal (the "Letter of Transmittal,' which, together with the Offer to Purchase, constitutes the "Offer"). Copies of the Offer to Purchase and the related Letter of Transmittal were filed on November 18, 1999 as Exhibits (d)(1) and (d)(2), respectively, to the initial filing of the Schedule 13E-3. This Final Amendment is being filed pursuant to Section 13(e) of the Securities Exchange Act of 1934 (the "Exchange Act") and Rule 13e-3(d)(3) thereunder. Capitalized terms used but not defined herein shall have the meanings ascribed to them in the Offer to Purchase.



ITEM 1. ISSUER AND CLASS OF SECURITY SUBJECT TO THE TRANSACTION.



     With respect to the Common Stock, the Offer expired in Japan, on Friday, December 17, 1999 and with respect to the ADSs, it expired outside Japan at 12:00 midnight, New York City time, on Friday, December 17, 1999. As of the Expiration Date, an aggregate of 32,449,800 Shares had been validly tendered and not withdrawn. On Monday, December 20, 1999, the Company announced that the Offer had expired and that under the terms of the Offer and in accordance with applicable rules and regulations, NAJ intended to purchase all Shares tendered and not withdrawn.



     NAJ purchased pursuant to the Offer an aggregate of 650,000 Shares from certain charitable foundations and institutes established by certain of the Principal Shareholders. Prior to the consummation of the Offer, the Principal Shareholders, other than the charitable foundations and institutes that tendered their Shares pursuant to the Offer, contributed 100,522,422 Shares to ALAP Hold Co., Ltd., a Nevada limited partnership ("Hold Co.") and the parent of NAJ. RDV Corporation, one of the Principal Shareholders, retained ownership of 4,500,000 Shares and 4,590,600 Shares were retained by certain institutes and charitable foundations established by certain of the Principal Shareholders. Giving effect to the Offer, the tender by the charitable foundations and institutes, the contribution of Shares by the Principal Shareholders and the retention of the remaining Shares by RDV Corporation and certain institutes and charitable foundations, the Principal Shareholders beneficially own 98.6% of the shares of Common Stock.



ITEM 6. SOURCE AND AMOUNT OF FUNDS OR OTHER CONSIDERATION.



     The total amount of funds required to purchase all 32,449,800 Shares and pay related fees and expenses is estimated at $510,000,000. All of those funds were borrowed from Morgan Guaranty Trust Company of New York, Tokyo Branch and other commercial banks and lending institutions pursuant to the Credit Agreement, dated as of December 10, 1999, by and among New AAP Limited, Apple Hold Co., L.P., NAJ, Hold Co., the banks party thereto and Morgan Guaranty Trust Company of New York, Tokyo Branch.

ITEM 17. MATERIAL TO BE FILED AS EXHIBITS.



     The information in Item 17 is hereby amended by adding the following exhibits:



(a)   (1)    Form of Senior Bank Financing Commitment Letter among NAJ,
             ALAP Apple Hold Co., L.P., New AAP Limited, Amway
             Corporation and Morgan Guaranty Trust Company of New York,
             Tokyo Branch, dated November 15, 1999 (incorporated herein by reference to Exhibit (b)(1) of the Schedule 14D-1 of
             N.A.J. Co., Ltd. and ALAP Hold Co., Ltd. filed with the
             Commission on November 18, 1999 and amended on November 26,
             1999, November 30, 1999, December 7, 1999, December 13, 1999
             and December 17, 1999 (the "Schedule 14D-1")).**
      (2)    Form of Term Sheet Regarding Credit Facility (incorporated herein by reference to Exhibit (b)(2) of the Schedule
             14D-1).**
      (3)    Credit Agreement, among ALAP, NAJ, Apple Hold Co., L.P., New
             AAP Limited, the banks party thereto and Morgan Guaranty
             Trust Company of New York, Toyko Branch, dated as of
             December 10, 1999.
(b)   (1)    Fairness Opinion of Goldman, Sachs & Co., dated November 15,
             1999.**
      (2)    Presentation Materials of Goldman Sachs & Co., dated
             November 15, 1999.**
      (3)    Presentation Materials of Morgan Stanley & Co. Incorporated,
             dated September 21, 1999.**
(c)   (1)    Form of Tender Offer Agreement, dated November 15, 1999 by and among AJL, NAJ and ALAP (incorporated herein by
             reference to Exhibit (c)(1) of the Schedule 14D-1).**
      (2)    Form of Shareholder and Voting Agreement, by and among ALAP,
             NAJ and Certain Shareholders of AJL, dated as of November
             15, 1999 (incorporated herein by reference to Exhibit (c)(2)
             of the Schedule 14D-1).**
      (3)    Form of English translation of Memorandum Regarding Merger between NAJ and AJL, dated November 15, 1999 (incorporated herein by reference to Exhibit (c)(3) of the Schedule 14D-
             1).**
(d)   (1)    Form of Offer to Purchase, dated November 18, 1999
             (incorporated herein by reference to Exhibit (a)(1) of the
             Schedule 14D-1).**
      (2)    Form of Letter of Transmittal (incorporated herein by
             reference to Exhibit (a)(2) of the Schedule 14D-1).**
      (3)    Form of Letter to Brokers, Dealers, Commercial Banks, Trust
             Companies and Other Nominees (incorporated herein by
             reference to Exhibit (a)(3) of the Schedule 14D-1).**
      (4)    Form of Letter to Clients for Use by Brokers, Dealers,
             Commercial Banks, Trust Companies and Other Nominees
             (incorporated herein by reference to Exhibit (a)(4) of the
             Schedule 14D-1).**
      (5)    Form of Guidelines for Certification of Taxpayer
             Identification Number on Substitute Form W-9 (incorporated herein by reference to Exhibit (a)(5) of the Schedule
             14D-1).**
      (6)    Form of Letter to AJL's Holders of Common Stock and ADSs
             (incorporated herein by reference to Exhibit (a)(6) of the
             Schedule 14D-1).**
      (7)    Form of Press Release "Amway Japan's Principal Shareholders
             to Commence Tender Offer for Outstanding Public Shares"
             issued by AJL and the Principal Shareholders on November 15,
             1999 (incorporated herein by reference to Exhibit (a)(7) of the Schedule 14D-1).**
      (8)    Form of English translation of Additional Information to the
             Press Release on November 15, 1999 (incorporated herein by reference to Exhibit (a)(8) of the Schedule 14D-1).**
      (9)    Form of English translation of Notice of Approval of Tender
             Offer, dated November 15, 1999 (incorporated herein by
             reference to Exhibit (a)(9) of the Schedule 14D-1).**
     (10)    Form of English translation of Announcement of Approval of
             Tender Offer, dated November 15, 1999 (incorporated herein by reference to Exhibit (a)(10) of the Schedule 14D-1).**

     (11)    Form of English translation of Announcement of Merger, dated
             November 15, 1999 (incorporated herein by reference to Exhibit (a)(11) of the Schedule 14D-1).**
     (12)    Form of Statement for AJL Distributors, dated November 15,
             1999 (incorporated herein by reference to Exhibit (a)(12) of the Schedule 14D-1).**
     (13)    Form of Statement for AJL Employees on Electronic Bulletin
             Board, dated November 15, 1999 (incorporated herein by reference to Exhibit (a)(13) of the Schedule 14D-1).**
     (14)    Form of Communications to Amway Distributors, dated November
             15, 1999 (incorporated herein by reference to Exhibit
             (a)(14) of the Schedule 14D-1).**
     (15)    Form of Tender Offer Announcement to Amway Management and
             Employees, dated November 15, 1999 (incorporated herein by reference to Exhibit (a)(15) of the Schedule 14D-1).**
     (16)    Form of Memorandum to Diamonds Direct Distributors, dated
             November 16, 1999 (incorporated herein by reference to Exhibit (a)(16) of the Schedule 14D-1).**
     (17)    Form of Press Release "Amway Japan's Principal Shareholders
             Commence Tender Offer For Outstanding Public Shares" issued by AJL and the Public Shareholders on November 18, 1999
             (incorporated herein by reference to Exhibit (a)(17) of the Schedule 14D-1).**
     (18) Form of English translation of Report of Announcement of Opinion, dated November 18, 1999 (incorporated herein by reference to Exhibit (a)(18) of the Schedule 14D-1).**
     (19)    Form of English translation of the Public Notice, dated
             November 18, 1999 (incorporated herein by reference to Exhibit (a)(19) of the Schedule 14D-1).**
     (20)    Form of Summary Advertisement published on November 18, 1999
             (incorporated herein by reference to Exhibit (a)(20) of the Schedule 14D-1).**
     (21)    Form of English translations of Japanese Tender Offer
             Explanatory Statement and Tender Offer Application Form, dated November 18, 1999 (incorporated herein by reference to Exhibit (a)(21) of the Schedule 14D-1).**
     (22)    Form of Trustee Direction Form from the 401(k) Trustee
             (incorporated herein by reference to Exhibit (a)(22) of the Schedule 14D-1).**
     (23)    Form of Letter to Participants of the 401(k) Plan
             (incorporated herein by reference to Exhibit (a)(23) of the Schedule 14D-1).**
     (24)    Form of Letter to AJL Shareholders from AJL, dated November
             1999 (incorporated herein by reference to Exhibit (a)(24) of the Schedule 14D-1).**
     (25)    Form of Letter to AJL Shareholders from NAJ, dated November
             1999 (incorporated herein by reference to Exhibit (a)(25) of the Schedule 14D-1).**
     (26) Form of Question and Answer Memorandum to Distributors, dated December 2, 1999 (incorporated herein by reference to Exhibit (a)(26) of the Schedule 14D-1).**
     (27)    Form of English translation of the Public Notice, dated
             December 7, 1999 (incorporated herein by reference to Exhibit (a)(27) of the Schedule 14D-1).**
     (28)    Form of English translation of Japanese Tender Offer
             Registration Statement, amended on December 7, 1999
             (incorporated herein by reference to Exhibit (a)(28) of the Schedule 14D-1).**
     (29) Form of English translation of Japanese Tender Offer Report of NAJ, dated December 20, 1999.
     (30)    Form of English translation of Press Release, dated December
             18, 1999.
     (31)    Form of English translation of Press Release, dated December
             20, 1999.
     (32)    Form of English translation of Press Release, dated December
             21, 1999.
     (33)    Form of Press Release, dated December 20, 1999.
     (34)    Form of English translation of Press Release, dated December
             22, 1999.

     (35) Form of English translation of Japanese Tender Offer Report of NAJ, as amended on December 22, 1999.
(e)          Not applicable.
(f)          Not applicable.
(g) Consent of Deloitte Touche Tohmatsu (incorporated herein by reference to Exhibit (g) of the Schedule 14D-1).**
(h) Power of Attorney for NAJ (incorporated herein by reference to Exhibit (h) of the Schedule 14D-1).**



** Previously filed as exhibits to the Transaction Statement on Schedule 13E-3 filed by NAJ on November 18, 1999 and amended on November 26, 1999, November 30, 1999, December 7, 1999, December 13, 1999 and December 17, 1999.

                                   SIGNATURES

     After due inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.


Dated: December 27, 1999  N.A.J. CO., LTD.


                                          By: /s/ LAWRENCE M. CALL
                                            ------------------------------------
                                              Name: Lawrence M. Call
                                            Title:  Attorney-in-Fact

                                          ALAP HOLD CO., LTD.
                                          By: AP NEW CO., LLC, as general
                                              partner

                                          By: /s/ CRAIG N. MEURLIN
                                            ------------------------------------
                                              Name: Craig N. Meurlin
                                            Title:  Manager

                                          AMWAY JAPAN LIMITED

                                          By: /s/ RICHARD S. JOHNSON
                                            ------------------------------------
                                              Name: Richard S. Johnson
                                            Title:  President and Representative
                                              Director

                                          By: /s/ RICHARD M. DEVOS, JR.
                                            ------------------------------------

                                          By: /s/ STEPHEN A. VAN ANDEL
                                            ------------------------------------

                                 EXHIBIT INDEX


EXHIBIT NO.                            DESCRIPTION
-----------                            -----------
(a)   (1)      Form of Senior Bank Financing Commitment Letter among NAJ,
               ALAP Apple Hold Co., L.P., New AAP Limited, Amway
               Corporation and Morgan Guaranty Trust Company of New York,
               Tokyo Branch, dated November 15, 1999 (incorporated herein by reference to Exhibit (b)(1) of the Schedule 14D-1 of
               N.A.J. Co., Ltd. and ALAP Hold Co., Ltd. filed with the
               Commission on November 18, 1999 and amended on November 26,
               1999, November 30, 1999, December 7, 1999, December 13, 1999
               and December 17, 1999 (the "Schedule 14D-1")).**
      (2)      Form of Term Sheet Regarding Credit Facility (incorporated herein by reference to Exhibit (b)(2) of the Schedule
               14D-1).**
      (3)      Credit Agreement, among ALAP, NAJ, Apple Hold Co., New AAP
               Limited, the banks party thereto and Morgan Guaranty Trust
               Company of New York, Toyko Branch, dated as of December 10,
               1999.
(b)   (1)      Fairness Opinion of Goldman, Sachs & Co., dated November 15,
               1999.**
      (2)      Presentation Materials of Goldman Sachs & Co., dated
               November 15, 1999.**
      (3)      Presentation Materials of Morgan Stanley & Co. Incorporated,
               dated September 21, 1999.**
(c)    (1)     Form of Tender Offer Agreement, dated November 15, 1999 by and among AJL, NAJ and ALAP (incorporated herein by
               reference to Exhibit (c)(1) of the Schedule 14D-1).**
      (2)      Form of Shareholder and Voting Agreement, by and among ALAP,
               NAJ and Certain Shareholders of AJL, dated as of November
               15, 1999 (incorporated herein by reference to Exhibit (c)(2)
               of the Schedule 14D-1).**
      (3)      Form of English translation of Memorandum Regarding Merger between NAJ and AJL, dated November 15, 1999 (incorporated herein by reference to Exhibit (c)(3) of the Schedule
               14D-1).**
(d)   (1)      Form of Offer to Purchase, dated November 18, 1999
               (incorporated herein by reference to Exhibit (a)(1) of the
               Schedule 14D-1).**
      (2)      Form of Letter of Transmittal (incorporated herein by
               reference to Exhibit (a)(2) of the Schedule 14D-1).**
      (3)      Form of Letter to Brokers, Dealers, Commercial Banks, Trust
               Companies and Other Nominees (incorporated herein by
               reference to Exhibit (a)(3) of the Schedule 14D-1).**
      (4)      Form of Letter to Clients for Use by Brokers, Dealers,
               Commercial Banks, Trust Companies and Other Nominees
               (incorporated herein by reference to Exhibit (a)(4) of the
               Schedule 14D-1).**
      (5)      Form of Guidelines for Certification of Taxpayer
               Identification Number on Substitute Form W-9 (incorporated herein by reference to Exhibit (a)(5) of the Schedule
               14D-1).**
      (6)      Form of Letter to AJL's Holders of Common Stock and ADSs
               (incorporated herein by reference to Exhibit (a)(6) of the
               Schedule 14D-1).**
      (7)      Form of Press Release "Amway Japan's Principal Shareholders
               to Commence Tender Offer for Outstanding Public Shares"
               issued by AJL and the Principal Shareholders on November 15,
               1999 (incorporated herein by reference to Exhibit (a)(7) of the Schedule 14D-1).**
      (8)      Form of English translation of Additional Information to the
               Press Release on November 15, 1999 (incorporated herein by reference to Exhibit (a)(8) of the Schedule 14D-1).**
      (9)      Form of English translation of Notice of Approval of Tender
               Offer, dated November 15, 1999 (incorporated herein by
               reference to Exhibit (a)(9) of the Schedule 14D-1).**
     (10)      Form of English translation of Announcement of Approval of
               Tender Offer, dated November 15, 1999 (incorporated herein by reference to Exhibit (a)(10) of the Schedule 14D-1).**

EXHIBIT NO.                            DESCRIPTION
-----------                            -----------
     (11)      Form of English translation of Announcement of Merger, dated
               November 15, 1999 (incorporated herein by reference to
               Exhibit (a)(11) of the Schedule 14D-1).**
     (12)      Form of Statement for AJL Distributors, dated November 15,
               1999 (incorporated herein by reference to Exhibit (a)(12) of the Schedule 14D-1).**
     (13)      Form of Statement for AJL Employees on Electronic Bulletin
               Board, dated November 15, 1999 (incorporated herein by
               reference to Exhibit (a)(13) of the Schedule 14D-1).**
     (14)      Form of Communications to Amway Distributors, dated November
               15, 1999 (incorporated herein by reference to Exhibit
               (a)(14) of the Schedule 14D-1).**
     (15)      Form of Tender Offer Announcement to Amway Management and
               Employees, dated November 15, 1999 (incorporated herein by reference to Exhibit (a)(15) of the Schedule 14D-1).**
     (16)      Form of Memorandum to Diamonds Direct Distributors, dated
               November 16, 1999 (incorporated herein by reference to
               Exhibit (a)(16) of the Schedule 14D-1).**
     (17)      Form of Press Release "Amway Japan's Principal Shareholders
               Commence Tender Offer For Outstanding Public Shares" issued by AJL and the Public Shareholders on November 18, 1999
               (incorporated herein by reference to Exhibit (a)(17) of the
               Schedule 14D-1).**
     (18)      Form of English translation of Report of Announcement of
               Opinion, dated November 18, 1999 (incorporated herein by
               reference to Exhibit (a)(18) of the Schedule 14D-1).**
     (19)      Form of English translation of the Public Notice, dated
               November 18, 1999 (incorporated herein by reference to
               Exhibit (a)(19) of the Schedule 14D-1).**
     (20)      Form of Summary Advertisement published on November 18, 1999
               (incorporated herein by reference to Exhibit (a)(20) of the
               Schedule 14D-1).**
     (21)      Form of English translations of Japanese Tender Offer
               Explanatory Statement and Tender Offer Application Form,
               dated November 18, 1999 (incorporated herein by reference to
               Exhibit (a)(21) of the Schedule 14D-1).**
     (22)      Form of Trustee Direction Form from the 401(k) Trustee
               (incorporated herein by reference to Exhibit (a)(22) of the
               Schedule 14D-1).**
     (23)      Form of Letter to Participants of the 401(k) Plan
               (incorporated herein by reference to Exhibit (a)(23) of the
               Schedule 14D-1).**
     (24)      Form of Letter to AJL Shareholders from AJL, dated November
               1999 (incorporated by reference to Exhibit (a)(24) of the
               Schedule 14D-1).**
     (25)      Form of Letter to AJL Shareholders from NAJ, dated November
               1999 (incorporated herein by reference to Exhibit (a)(25) of the Schedule 14D-1).**
     (26)      Form of Question and Answer Memorandum to Distributors,
               dated December 2, 1999 (incorporated herein by reference to
               Exhibit (a)(26) of the Schedule 14D-1).**
     (27)      Form of English translation of the Public Notice, dated
               December 7, 1999 (incorporated herein by reference to
               Exhibit (a)(27) of the Schedule 14D-1).**
     (28)      Form of English translation of Japanese Tender Offer
               Registration Statement, amended on December 7, 1999
               (incorporated herein by reference to Exhibit (a)(28) of the
               Schedule 14D-1).**
     (29)      Form of English translation of Japanese Tender Offer Report of NAJ, dated December 20, 1999.
     (30)      Form of English translation of Press Release, dated December
               18, 1999.
     (31)      Form of English translation of Press Release, dated December
               20, 1999.
     (32)      Form of English translation of Press Release, dated December
               21, 1999.
     (33)      Form of Press Release, dated December 20, 1999.
     (34)      Form of English translation of Press Release, dated December
               22, 1999.

EXHIBIT NO.                            DESCRIPTION
-----------                            -----------
     (35)      Form of English translation of Japanese Tender Offer Report of NAJ, as amended on December 22, 1999.
(e)            Not applicable.
(f)            Not applicable.
(g)            Consent of Deloitte Touche Tohmatsu (incorporated herein by reference to Exhibit (g) of the Schedule 14D-1).**
(h)            Power of Attorney for NAJ (incorporated herein by reference to Exhibit (h) of the Schedule 14D-1).**



** Previously filed as exhibits to the Transaction Statement on Schedule 13E-3 filed by NAJ on November 18, 1999 and amended on November 26, 1999, November 30, 1999, December 7, 1999, December 13, 1999 and December 17, 1999.